NEWSRELEASE
     Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Announces Fourth Quarter and Year End Revenues and Earnings
•	Revenues rose 17.2% to $1.65 billion for the 53-week year

•	Fourth quarter net income $18 million; year to date $167 million

•	Company opened 145 net new stores and relocated/expanded 64 existing stores during year for square footage increase of over 30%

•	Company announces 15% selling square footage growth rate plan for fiscal 2008; updates fiscal 2007 new store opening plan

•	Company to close Fitigues brand in first quarter of fiscal 2007; records $8.6 million pretax impairment charge in fourth quarter, or $.03 per diluted share
     Fort Myers, FL - March 6, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fourth quarter and fiscal year ended February 3, 2007.
     For the fourteen-week fourth quarter ended February 3, 2007, net sales increased 18.8% to $446 million from $376 million for the thirteen-week fourth quarter ended January 28, 2006. Net income was $18 million, or $0.10 a diluted share, compared to net income of $44 million, or $0.24 a diluted share in the prior year’s fourth quarter. During the fourth quarter of fiscal 2006, the Company recorded pretax impairment related expenses totaling approximately $8.6 million, or approximately $.03 per diluted share, related to the planned closure of its Fitigues brand operations in the first quarter of fiscal 2007. Excluding the $.03 per diluted share charge related to the planned closure of the Fitigues brand, the Company’s earnings were in line with its revised fourth quarter expectations. Total stock-based compensation expense for the fourth quarter of fiscal 2006 (which reflects the impact of the Company’s adoption of Statement of Financial Accounting Standard No. 123R (“SFAS 123R”), effective as of January 29, 2006) increased approximately $2.6 million, net of tax, or $.01 per diluted share over the prior year’s fourth quarter. Comparable store sales for the Company-owned stores decreased 2.0% for the fourteen-week fourth quarter ended February 3, 2007 compared to the same fourteen-week period last year, which was consistent in both the Chico’s and WH|BM brands.
     For the fifty-three week fiscal year ended February 3, 2007 (fiscal 2006), net sales increased 17.2% to $1.65 billion from $1.40 billion for the fifty-two week fiscal year ended January 28, 2006 (fiscal 2005). Net income totaled $167 million, or $0.93 a diluted share, compared to net income of $194 million, or $1.06 a diluted share in the prior period. Total stock-based compensation expense for the current fiscal year increased approximately $12.6 million, net of tax, or $.07 per diluted share over the prior fiscal year. Comparable store sales for the Company-owned stores increased 2.1% for fiscal 2006 compared to the same fifty-three week period last year. For fiscal 2006, the Chico’s brand same store sales were essentially flat, while the same store sales for the WH|BM brand increased by approximately 11%.
     Scott A. Edmonds, President and CEO, commented, “The latter part of fiscal 2006 was certainly difficult at Chico’s; with the fourth quarter being the most challenging. As we indicated on our third quarter conference call, we faced fashion missteps that required much heavier markdowns than originally planned. We committed to clearing our fashion mistakes by year end and I’m pleased to report we were able to do just that. We have also begun to see some positive results from our operational initiatives.”
     “Although February sales and same store sales were somewhat off planned levels, we are pleased with our initial sell through of most of our Spring line and our February gross margins, especially considering the weather. However, we have not fully realized the corrective measures we have been talking about at either Chico’s or WH|BM, especially in providing our customers with a product offering that is more compelling in fashion terms.”
     “I am pleased to announce that we are no longer in the franchise business. We recently closed the previously announced acquisition of the Minnesota franchise rights and just completed the acquisition of the Winter Park, Florida franchise; the last of the franchisees. This gives us total control of the brand image and customer experience and the opportunity to grow the current stores and expand within these markets.”
     “We are completely focused on our core Chico’s and WH|BM brands, as well as our emerging Soma brand. We have decided the Fitigues brand did not meet our internal expectations and opportunity for roll-out. Thus, we think our shareholders are better served by closing down this brand at this time.”
     Mr. Edmonds continued, “We have also decided to slow down the Soma store growth somewhat so that we can focus on strengthening the management team, improving profitability and expanding Soma beyond the Chico’s customer for the long term benefit of the Soma concept and our shareholders. This strategy was successful for us in the 1994/1995 time frame when we slowed the growth of the Chico’s concept so that we could improve our operations and build a solid foundation to achieve much stronger growth long-term. We continue to believe, now more than ever, that the Soma intimate apparel concept represents an excellent market opportunity within the specialty apparel arena.”
     Mr. Edmonds further said, “The Company has been carefully reviewing and rethinking its recent practice of providing specific quarterly and annual sales and earnings guidance. The retail industry is unique in providing monthly sales and comparable store sales data, as well as detailed operational data, for individual brands, which provides interested parties with much greater detail than is presented in the Company’s financial statements. Therefore, while we remain committed to maintaining the transparency in our financial reporting, we will no longer provide such specific sales and earnings guidance as a part of our regular financial reporting process; however, we do expect to comment on the street consensus estimates from time to time, as appropriate.”
     Some of the other highlights with respect to the fourth quarter and year end results include the following:
•	The Chico’s/Soma brand sales, excluding catalog and Internet, increased by 13.2% from $279 million for the thirteen-week fourth quarter in fiscal 2005 to $316 million for the fourteen-week fourth quarter in fiscal 2006. For fiscal 2006, the Chico’s/Soma brand sales, excluding catalog and Internet, increased by 10.5% to $1.21 billion from $1.10 billion for fiscal 2005. Comparable store sales for the combined Chico’s/Soma brands were flat for fiscal 2006 and decreased by approximately 2% for the fourth quarter of fiscal 2006. The average transaction for the Chico’s front-line stores decreased by 1.7% for fiscal 2006 and by 8.4% for the fourth quarter, while similarly the average unit retail decreased by 1.6% for fiscal 2006 and by 14.1% for the fourth quarter of fiscal 2006.

•	The Chico’s core brand operating margin for fiscal 2006 decreased by approximately 360 basis points from the Chico’s core brand operating margin in fiscal 2005, principally due to an approximate 100 basis point decrease in the Chico’s front-line store merchandise margin, an approximate 30 basis point decrease due to the adoption of SFAS 123R and the related change in accounting for stock-based compensation, and an approximate 210 basis point increase in store operating costs. The decrease in the store merchandise margin was principally due to higher markdowns while the increase in store operating costs as a percentage of net sales was principally caused by increases in store payroll and occupancy costs as well as from the deleverage associated with the flat comparable store sales.

•	The Soma brand operating margin for fiscal 2006 decreased by approximately 720 basis points from fiscal 2005, primarily due to costs associated with an aggressive new store opening program that more than tripled the store count. Store operating costs increased by 1130 basis points while store management and marketing costs increased by 590 basis points to support the new store openings and expanded mailer distribution. These higher general and administrative costs were partially offset by a 1190 basis point improvement in overall product development and merchandising costs. Front-line gross margins decreased by 470 basis points primarily due to higher markdowns and inventory clearance initiatives. The Company estimates the investment in Soma reduced the current quarter’s earnings by approximately $.03 per diluted share and the fiscal year’s earnings by approximately $.07 per diluted share. The Company is now expecting that the investment in the continued growth and development of the Soma brand will reduce fiscal year 2007 earnings by approximately $.06 to $.10 per diluted share.

•	The WH|BM brand sales, excluding catalog and Internet, increased by 33.9% from $82 million for the thirteen-week fourth quarter in fiscal 2005 to $110 million for the fourteen-week fourth quarter in fiscal 2006. For fiscal 2006, the WH|BM brand sales, excluding catalog and Internet, increased by 40.3% to $367 million from $262 million for fiscal 2005. Comparable store sales for the year increased 11%, representing the sixth consecutive year of double digit growth, although the fourth quarter comparable store sales decreased by 2%. The average transaction amount for the WH|BM brand increased by 3.1% for fiscal 2006 but decreased by 1.9% for the fourth quarter. Similarly, the average unit retail increased by 2.5% for fiscal 2006 but decreased by 8.4% for the fourth quarter.

•	The WH|BM brand operating margin for fiscal 2006 decreased by approximately 250 basis points from the WH|BM brand operating margin in fiscal 2005, primarily due to a 40 basis point decline in the merchandise margins, an approximate 50 basis point decrease due to the adoption of SFAS 123R, a 70 basis point decrease due to increased marketing costs, and a 70 basis point increase in store operating expenses. The decrease in the merchandise margin was principally related to higher markdowns, while the increase in store operating costs as a percentage of net sales was principally caused by increases in store payroll and occupancy expenses.

•	Catalog and Internet sales saw an overall 40.5% increase in the quarter and a 48.1% increase for the year, principally due to significant increases in the WH|BM and Soma merchandise available for sale through the Internet, and to a lesser extent, to increases in the Chico’s merchandise available for sale through the Internet and the increased circulation of catalog mailings.

•	The outlet division, which includes sales from all four of the brands and which showed strong same store sales increases, showed slight decreases in fiscal 2006 in both gross and operating margins as overall gross margins in the division declined by approximately 120 basis points, while overall operating margins in the division decreased by approximately 90 basis points, principally due to lower merchandise margins associated primarily with the clearance initiatives of the Chico’s and Soma front-line stores as well as the change in the mix of brand sales to include more WH|BM and Soma based sales (both of which brand sales generally carry lower gross margins).

•	During the fourth quarter of fiscal 2006, the Company recorded approximately $8.6 million of pretax impairment related expenses related to the planned closure of its Fitigues brand. The $8.6 million impairment charge consisted primarily of an impairment loss on goodwill totaling approximately $6.8 million, an accelerated fixed asset depreciation totaling approximately $1.2 million, and other impairment related charges, mainly associated with inventory, totaling approximately $0.6 million. The impact of the impairment charges related to the planned closure of the Fitigues brand was a reduction of approximately $.03 per diluted share for the quarter and that the overall impact of the Fitigues brand’s operations coupled with the impairment related expenses was a reduction of the fiscal year’s earnings of approximately $.05 per diluted share.

•	The adoption of SFAS 123R and the related change in accounting for stock-based compensation expense reduced the gross margin in the fourth quarter year-over-year by approximately $1.1 million, or 20 basis points, and increased SG&A costs year-over-year by approximately $2.9 million, or 60 basis points. Overall, the increase in stock-based compensation expense had the effect of reducing net income and earnings per share for the fourth quarter of fiscal 2006 by approximately $2.6 million and $.01 per diluted share, respectively, compared to the fourth quarter of fiscal 2005. For fiscal 2006, the overall increase in total stock-based compensation expense had the effect of reducing net income and earnings per share by $12.6 million and approximately $.07 per diluted share, respectively, compared to fiscal 2005.

•	The Company opened 51 new stores during the fourth quarter and closed 2 stores. In addition, the Company expanded or relocated 26 additional stores during the quarter. During the fiscal year, the Company opened 157 new stores, closed 12 stores, reacquired one franchise store and acquired the Fitigues chain of 12 stores (which will be closed in the first quarter of fiscal 2007), along with expanding or relocating 64 stores, representing, in the aggregate, a growth rate of over 30% in selling square footage, in line with our plan. The write-offs associated with the repositioning of its stores due to its relocation/expansion/closure program reduced the full fiscal year’s earnings by approximately $.02 per diluted share.

•	Overall inventories increased 16% since the beginning of fiscal 2006, in line with the Company’s overall sales increase of approximately 17%. The Company’s inventory per selling square foot decreased from $64 of inventory per selling square foot as of the end of the 2005 fiscal year to $57 of inventory per selling square foot as of the end of the 2006 fiscal year. This year over year decrease was mainly the result of the Company’s merchandise clearance initiatives during the fourth quarter of fiscal 2006, which were designed to clear excess merchandise and enter fiscal 2007 with little carryover merchandise. This also explains our decreased average transaction values described earlier.

Future Outlook:
•	The Company will no longer provide specific quarterly or annual sales and earnings guidance. The Company currently believes that if it achieves a low single digit same store sales increase on a consolidated basis for fiscal 2007, the current consensus First Call estimates for fiscal 2007 sales and diluted earnings per share appear reasonable.

•	The Company has revised its targeted net new store openings for fiscal 2007 to between 135 and 145 new stores (excluding the 10 Fitigues planned closures). At this time, the Company estimates its net new store openings will be broken down by brand as follows: 55 to 60 Chico’s stores, 55 to 60 WH|BM stores and 20 to 25 Soma stores. The Company currently anticipates 45 to 55 relocations/expansions in fiscal 2007. Planned square footage growth for fiscal 2007 is now estimated to be approximately 22% to 24% in selling square footage, slightly below the previously announced plan of a 25% increase.

•	Looking forward to fiscal 2008, the Company’s initial plan contemplates targeting an approximate 15% increase in its selling square footage, which is expected to result from approximately 105 to 115 net new stores and 30 to 50 relocations and expansions of existing stores. The preliminary breakdown of new stores by brand for fiscal 2008 is as follows: 40 to 50 Chico’s stores, 50 to 60 WH|BM stores, and 5 to 15 Soma stores.
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 925 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company has 558 Chico’s front-line stores, 34 Chico’s outlet stores, 257 White House | Black Market front-line stores, 16 White House | Black Market outlet stores, 51 Soma by Chico’s stores, 8 Fitigues front-line stores and 1 Fitigues outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	February 3,	January 28,
	2007	2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,203	$3,035
Marketable securities, at market	238,336	401,445
Receivables	14,246	7,240
Income taxes receivable	—	5,013
Inventories	110,840	95,421
Prepaid expenses	15,774	13,497
Land held for sale	38,120	—
Deferred taxes	17,337	12,327

Total Current Assets	471,856	537,978

Property and Equipment:
Land and land improvements	14,640	44,893
Building and building improvements	56,782	35,573
Equipment, furniture and fixtures	268,122	187,970
Leasehold improvements	301,670	209,342

Total Property and Equipment	641,214	477,778
Less accumulated depreciation and amortization	(184,474)	(131,846)

Property and Equipment, Net	456,740	345,932

Other Assets:
Goodwill	62,596	61,796
Other intangible assets	34,040	34,041
Deferred taxes	11,837	—
Other assets	21,065	19,666

Total Other Assets	129,538	115,503

	$1,058,134	$999,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$55,696	$47,434
Accrued liabilities	87,367	74,586
Current portion of deferred liabilities	1,169	648

Total Current Liabilities	144,232	122,668

Noncurrent Liabilities:
Deferred liabilities	109,971	65,189
Deferred taxes	—	5,129

Total Noncurrent Liabilities	109,971	70,318

Stockholders’ Equity:
Common stock	1,757	1,817
Additional paid-in capital	229,934	202,878
Unearned compensation	—	(3,710)
Retained earnings	572,240	605,537
Accumulated other comprehensive loss	—	(95)

Total Stockholders’ Equity	803,931	806,427

	$1,058,134	$999,413

Chico’s FAS, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)

			Fifty-Two Weeks		Fourteen Weeks
	Fifty-Three Weeks Ended		Ended		Ended		Thirteen Weeks Ended
	(unaudited)				(unaudited)		(unaudited)
	February 3, 2007		January 28, 2006		February 3, 2007		January 28, 2006
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales

Net sales by Chico’s/Soma stores	$1,210,474	73.5	$1,095,938	78.0	$316,050	70.8	$279,266	74.3
Net sales by White House | Black Market stores	367,063	22.3	261,601	18.6	109,894	24.6	82,057	21.8
Net sales by catalog & Internet	53,523	3.3	36,151	2.6	16,331	3.7	11,624	3.1
Other net sales	15,422	0.9	10,885	0.8	4,011	0.9	2,783	0.8

Net sales	1,646,482	100.0	1,404,575	100.0	446,286	100.0	375,730	100.0

Cost of goods sold	679,416	41.3	547,532	39.0	205,265	46.0	152,597	40.6

Gross profit	967,066	58.7	857,043	61.0	241,021	54.0	223,133	59.4

General, administrative and store operating expenses	647,421	39.3	514,529	36.6	191,237	42.8	143,488	38.2
Depreciation and amortization	61,840	3.8	44,201	3.2	17,834	4.0	13,009	3.5
Impairment of goodwill	6,752	0.4	—	—	6,752	1.5	—	—

Income from operations	251,053	15.2	298,313	21.2	25,198	5.7	66,636	17.7
Interest income, net	10,626	0.7	8,236	0.6	2,322	0.5	2,578	0.7

Income before taxes	261,679	15.9	306,549	21.8	27,520	6.2	69,214	18.4
Income tax provision	95,043	5.8	112,568	8.0	9,339	2.1	24,754	6.6

Net income	$166,636	10.1	$193,981	13.8	$18,181	4.1	$44,460	11.8

Per share data:
Net income per common share–basic	$0.94		$1.07		$0.10		$0.25

Net income per common & common equivalent share–diluted	$0.93		$1.06		$0.10		$0.24

Weighted average common shares outstanding–basic	177,273		180,465		175,326		181,206

Weighted average common & common equivalent shares outstanding–diluted	178,452		182,408		176,393		183,184

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(In thousands)

	February 3,	January 28,
	2007	2006
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$166,636	$193,981

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	7,564	4,651
Depreciation and amortization, other	61,840	44,201
Deferred tax benefit	(22,324)	(8,411)
Stock-based compensation expense, cost of goods sold	6,004	438
Stock-based compensation expense, general, administrative and store operating expenses	15,237	1,177
Excess tax benefit of stock-based compensation	(2,365)	—
Tax benefit of stock options exercised	—	21,461
Deferred rent expense, net	6,867	3,673
Goodwill impairment loss	6,752	—
Loss on disposal of property and equipment	826	753
(Increase) decrease in assets —
Receivables	(2,025)	(7,147)
Inventories	(14,696)	(22,198)
Prepaid expenses and other, net	(3,676)	(5,955)
Increase in liabilities —
Accounts payable	8,262	10,709
Accrued and other deferred liabilities	54,092	31,073

Total adjustments	122,358	74,425

Net cash provided by operating activities	288,994	268,406

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(162,690)	(357,237)
Proceeds from sale of marketable securities	325,894	207,026
Purchase of Fitigues assets	(7,527)	—
Acquisition of franchise store	(811)	—
Purchase of equity investment	—	(10,418)
Purchases of property and equipment	(218,311)	(147,635)

Net cash used in investing activities	(63,445)	(308,264)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,402	28,467
Excess tax benefit of stock-based compensation	2,365	—
Repurchase of common stock	(200,148)	—

Net cash (used in) provided by financing activities	(191,381)	28,467

Net increase (decrease) in cash and cash equivalents	34,168	(11,391)
CASH AND CASH EQUIVALENTS, Beginning of period	3,035	14,426

CASH AND CASH EQUIVALENTS, End of period	$37,203	$3,035